SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

CLARK CAPITAL MANAGEMENT GROUP, INC.

THIS SECOND AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of November 16, 2015, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Clark Capital Management Group, Inc., a Philadelphia Corporation (the "Adviser") located at 1650 Market Street, 53rd Floor, Philadelphia, PA 19103.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust, with repect to the Navigator Duration Neutral Bond Fund, and the Adviser, dated as of June 17, 2013 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently approved a change to the annual advisory fee from 1.25% to 1.00%. The purpose of this Second Amendment is to acknowledge and reflect this change.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The annual advisory fee has changed from 1.25% to 1.00%, effective as of the date first stated above.
2.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before December 27th each year, beginning in 2016.
3.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized and effective as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: _/s/Andrew Rogers_______________

Name: Andrew Rogers

Title: President

CLARK CAPITAL MANAGEMENT GROUP, INC.

By: _/s/ Steven T. Grant________________

Name: Steven T. Grant

Title: CFO